EXHIBIT 13

                    Computation of Performance Quotations




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                    YIELD AND EFFECTIVE YIELD CALCULATIONS

Money Market Investment Division

Yield for the Money Market Investment Division is calculated on a seven day period.

The current yield formula = base period return x (365/7).

The effective yield formula = [(1 + base period return) 365/7] - 1.

Base period return is calculated as follows:

                              Ending account value
            - Beginning account value
            - Expenses accrued for the period
               Net change in account value

Net change in account value/Beginning account value = base period return

Following is an example of these calculations:

a = Value of one accumulation unit at beginning of period = 16.23525 b = Value of one accumulation unit at end of period = 16.24946 c = Annual maintenance charges accrued in period = $3.91 d = Average number of units outstanding in period = 1000.00 e = Base period return

            Yield = (b-a-c/d)
                     a
            = 16.24946/unit - 16.23525/unit - ($3.91/1000.00 units)
                              16.23525/unit

            = 0.000635

f = annualized yield

            e x (365/7) = 3.31%

g = effective yield

            {[1 + e] 365/7} - 1 = 3.36%


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                          Other Investment Divisions


The yield calculation for all other investment divisions is based on a 30-day period.

FORMULA:    Yield = 2 [(a - b) / (cd) +1] 6  - 1

Where:      a =   net investment income earned during the period attributable to the Investment
                  Divisions

            b =   expenses accrued for the period (net of reimbursements)

            c =   average daily number of accumulation units outstanding
during the period

            d =   maximum offering price per accumulation unit on the last
day of the period

Following is an example of this yield calculation:

a =     $6,000
b =     $2,000
c =     50,000.00
d =     $13.00

Yield = 2[(6,000 - 2,000 +1) 6  - 1]
        50,000.00 x $13.00

        = 7.50%



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                           TOTAL RETURN CALCULATION


FORMULA:    P (1 + T) to the power of N = ERV

Where:

        T =       Average annual total return

        N = The number of years including portions of years where applicable for which the performance is being measured

        ERV =     Ending redeemable value of a hypothetical $1,000 payment
made at the
                  beginning of the applicable period

        P =       A hypothetical $1,000 initial payment made at the inception of the Investment
                  Division

(Assumed expenses = 0.85% mortality and expense risk charge and $30 contract maintenance charge)

The above formula can be restate to solve for T as follows:

        T = [(ERV/P) to the power of 1/N] - 1

Following are examples of this calculation on a 1 year, 5 year10 year and since inception basis:

1 year total return:
        ERV =     1,344.50
        N =       1.00
        P =       1,000.00
Therefore, 1 year total return is 34.45 %.

5 year total return:
        ERV =     1,792.44
        N =       5.00
        P =       1,000.00
Therefore, 5 year total return is 12.38 %.

10 year total return:
        ERV =     2,857.38
        N =       10.00
        P =       1,000.00
Therefore, 10 year total return is 11.07%.

Since inception total return:
        ERV =     4,595.67
        N =       13.50
        P =       1,000.00
Therefore, since inception total return is 11.96 %.